As filed with the Securities and Exchange Commission on May 23, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METROCORP BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	76-0579161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

(713) 776-3876

(Address of Principal Executive Offices Including Zip Code)

Amended and Restated

MetroCorp Bancshares, Inc.

2007 Stock Awards and Incentive Plan

(Full title of Plan)

George M. Lee

MetroCorp Bancshares, Inc.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

(Name and address of agent for service)

(713) 776-3876

(Telephone number, including area code, of agent for service)

Copy to:

William T. Luedke IV

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Telephone: (713) 221-1576

Facsimile: (713) 222-3256

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value	500,000 shares	$9.67	$4,835,000	$554.10

(1)	This Registration Statement also registers an indeterminate number of additional shares of Common Stock of MetroCorp Bancshares, Inc. which may be offered and issued pursuant to the antidilution provisions of the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on the Nasdaq Global Market on May 22, 2012.

EXPLANATORY NOTE

On May 7, 2012, at the 2012 Annual Meeting of Shareholders of MetroCorp Bancshares, Inc. (the “Company”), the Company’s shareholders approved an amendment and restatement to the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan (as amended and restated, the “Plan”). The Plan provides, among other things, that the number of shares of Common Stock available for issuance under the Plan be increased by 500,000, which is in addition to the 650,000 shares of Common Stock which were previously authorized for issuance under the Plan (the “Carryover Shares”).

The Company is filing this Registration Statement in order to register under the Securities Act of 1933 the additional 500,000 shares of Common Stock authorized for issuance under the Plan. The Carryover Shares were previously registered under the Company’s Registration Statements on Form S-8 (File Nos. 333-143502 and 333-160112) filed on May 25, 2007 and June 19, 2009. Pursuant to General Instruction E to Form S-8, the Company incorporates by reference into this Registration Statement the entire contents of its earlier Registration Statements on Form S-8 (File Nos. 333-143502 and 333-160112) relating to the Plan, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this registration Statement.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company (Commission File No. 000-25141) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement as of their respective dates:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	the Company’s Current Reports on Form 8-K filed on February 21, March 28, May 10, May 17 and May 22, 2012 (other than information that is furnished rather than filed in accordance with SEC rules); and

•

the description of the Company’s Common Stock that is contained in its Registration Statement on Form 8-A dated December 7, 1998, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable Commission rules, rather than filed, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, did not have reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits or otherwise, in the defense of the proceeding.

The Company’s Articles of Incorporation provide for indemnification rights to its officers and directors to the maximum extent allowed by Texas law. Pursuant to the TBOC and Article 9 of the Company’s Articles of Incorporation, the Company will indemnify and, under certain circumstances, advance expenses to, any person who was, is, or is threatened to be named as, a defendant or respondent in a proceeding because that person is or was one of the Company’s directors or officers or because that person served at its request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or benefit plan. The Company will also pay or reimburse expenses incurred by any director, officer, employee or agent in connection with that person’s appearance as a witness or other participation in a proceeding at a time when that person is not a named defendant or respondent in that proceeding.

The TBOC authorizes a Texas corporation to purchase and maintain insurance to indemnify and hold harmless an existing or former director, officer, employee or agent of the corporation or who is or was serving at the corporation as a representative of another foreign or domestic enterprise, organization or employee benefit plan at the request of the corporation as a partner, director, officer, partner, venturer, proprietor, trustee, employee, administrator, or agent, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a person in such capacity, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8 of the TBOC.

Article 9 of the Company’s Articles of Incorporation authorizes it to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents or who is or was serving at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against that person, whether or not the Company would have the power to indemnify that person against that liability otherwise under the Articles of Incorporation or under Texas law.

The Company’s Articles of Incorporation include provisions that eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the maximum extent provided by law. The TBOC currently prohibits the elimination of personal liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (No. 333-62667) (the “Registration Statement”)).

3.2	Articles of Amendment to the Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008).

3.3	Statement of Designations establishing the terms of the Series A Preferred Stock of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 21, 2009).

3.4	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 19, 2007).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 to the Registration Statement).

4.2†	Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan, as amended (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 10, 2012).

4.3*†	Form of Incentive Stock Option Agreement under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan

4.4*†	Form of Nonqualified Stock Option Agreement under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan.

4.5*†	Form of Stock Appreciation Rights Agreement under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan.

4.6*†	Form of Restricted Stock Agreement under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan.

4.7*†	Form of Restricted Stock Agreement (CPP Long-Term) under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan.

5.1*	Opinion of Bracewell & Giuliani LLP as to the validity of the Common Stock registered hereunder.

23.1*	Consent of KPMG LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Bracewell & Giuliani LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on signature page hereto).

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing on an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on May 23, 2012.

METROCORP BANCSHARES, INC. (Registrant)

By:	/s/ George M. Lee
George M. Lee
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George M. Lee and David C. Choi, with full power to each of them to act without the other, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (until revoked in writing), to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) thereto, to file the same, together with all exhibits thereto and documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities authorities, granting unto said attorney-in-fact and agent, or his or their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, thereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Title	Date

/s/ Don J. Wang Don J. Wang	Chairman of the Board	May 23, 2012

/s/ George M. Lee George M. Lee	President and Chief Executive Officer (principal executive officer)	May 23, 2012

/s/ David C. Choi David C. Choi	Chief Financial Officer (principal financial officer and principal accounting officer)	May 23, 2012

/s/ Krishnan Balasubramanian Krishnan Balasubramanian	Director	May 23, 2012

/s/ Helen F. Chen Helen F. Chen	Director	May 23, 2012

/s/ May P. Chu May P. Chu	Director	May 23, 2012

/s/ Shirley L. Clayton Shirley L. Clayton	Director	May 23, 2012

/s/ Robert Hsueh Robert Hsueh	Director	May 23, 2012

/s/ John Lee John Lee	Director	May 23, 2012

Saishi Frank Li	Director	May , 2012

/s/ Charles L. Roff Charles L. Roff	Director	May 23, 2012

/s/ Yeuping Sun Yueping Sun	Director	May 23, 2012

/s/ David Tai David Tai	Director	May 23, 2012

/s/ Joe Ting Joe Ting	Director	May 23, 2012

/s/ Daniel B. Wright Daniel B. Wright	Director	May 23, 2012

INDEX TO EXHIBITS

3.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (No. 333-62667) (the “Registration Statement”)).

3.2	Articles of Amendment to the Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008).

3.3	Statement of Designations establishing the terms of the Series A Preferred Stock of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 21, 2009).

3.4	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 19, 2007).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 to the Registration Statement).

4.2†	Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan, as amended (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 10, 2012).

4.3*†	Form of Incentive Stock Option Agreement under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan

4.4*†	Form of Nonqualified Stock Option Agreement under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan.

4.5*†	Form of Stock Appreciation Rights Agreement under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan.

4.6*†	Form of Restricted Stock Agreement under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan.

4.7*†	Form of Restricted Stock Agreement (CPP Long-Term) under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan.

5.1*	Opinion of Bracewell & Giuliani LLP as to the validity of the Common Stock registered hereunder.

23.1*	Consent of KPMG LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Bracewell & Giuliani LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on signature page hereto).

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.